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                                                                  EXHIBIT 10.13

                                                             [WEBSIDESTORY LOGO]

DATE: 11/15/02

TO:   Daniel Guilloux

FROM: John Hentrich

RE:   Amendment to Employment Contract

This letter serves as an amendment to the employment agreement of Daniel Guilloux, dated August 4, 2000.

Article 10, Non-competition, is hereby amended to remove the phrase "and for a period of 12 months" from the terms and conditions of the employment agreement. All other terms and conditions of Article 10 and the balance of the employment agreement remain in full effect.

The full revised text of Article 10, Non-competition, is the following:

Article 10-  Non-competition

10.1 The Director shall not during the term of the Employment Agreement, directly or indirectly, work for or assist or advise a competitor, or establish or acquire a business which is or could be in competition with the Company's business and/or the business of any of its subsidiaries and/or of its affiliated companies, or assist, advise or participate in the establishment or acquisition of such business. The Director shall not, directly or indirectly, (attempt to) call upon, solicit, divert or take away any of the customers, business or Directors of the Company or its subsidiaries or affiliated companies.

10.2 The term "competitor" shall mean any business concerning or relating to the providing of Internet related information and data services.